UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 13, 2011

Integrated Device Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12695	94-2669985
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6024 Silver Creek Valley Road, San Jose, California		95138
(Address of principal executive offices)		(Zip Code)

(408) 284-8200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 13, 2011, Integrated Device Technology, Inc. (“IDT” or the “Company”) entered into a Master Repurchase Agreement (the “Repurchase Agreement”) with Bank of America, N.A. (“Bank of America”), pursuant to which the Company has the right, subject to the terms and conditions of the Repurchase Agreement, to sell to Bank of America up to 1,431 shares of Class A Preferred Stock (the “Preferred Stock” and the portion of such shares of Preferred Stock actually sold to Bank of America under the Repurchase Agreement and not repurchased by the Company as of any relevant date, the “Purchased Securities”) of its wholly owned subsidiary, IDTI (Cayman) Limited (“IDT Cayman”), in one or more transactions prior to June 13, 2012 for an aggregate purchase price of $135 million in cash with respect to all such shares of Preferred Stock. Pursuant to the Repurchase Agreement, the Company is obligated to repurchase from Bank of America, and Bank of America is obligated to resell to the Company, the Purchased Securities on June 13, 2016 for an aggregate repurchase price equal to the aggregate purchase price paid by Bank of America for such Purchased Securities plus any accrued and unpaid “price differential” (as defined in the Repurchase Agreement and described below).

IDT Cayman is an entity distinct from the Company and its other subsidiaries, with separate assets and liabilities. The Preferred Stock constitutes all of the authorized and outstanding shares of Class A Preferred Stock of IDT Cayman. The Preferred Stock is fully participating with IDT Cayman’s common stock as to earnings and appreciation, and provides for a liquidation preference of $100,000 per share and a quarterly dividend equal to the amount accumulated on the liquidation preference at a floating interest rate of LIBOR plus 2.125%.

Under the Repurchase Agreement, the Company is obligated to make monthly “price differential” payments to Bank of America based on the outstanding purchase price of the Purchased Securities at a floating interest rate of LIBOR plus 2.125% which are calculated and accrue on a daily basis, and Bank of America is required to remit to the Company any dividends and other distributions that it receives on the Purchased Securities, unless an event of default with respect to the Company has occurred and is continuing under the Repurchase Agreement.

The Repurchase Agreement contains certain events of default that are customary for repurchase agreements with respect to each of the Company and Bank of America, including failure of the Company to transfer, or failure of Bank of America to purchase, the Purchased Securities to be purchased on a particular purchase date; failure of the Company to repurchase, or failure by Bank of America to transfer, the Purchased Securities on the repurchase date; failure to pay amounts owed under the Repurchase Agreement; insolvency events; breaches of representations contained in the Repurchase Agreement; and assignments of any rights or obligations under the Repurchase Agreement other than as permitted under the agreement. An event of default shall also occur if at any time the Company’s Consolidated Funded Indebtedness (as defined in the Repurchase Agreement) exceeds $550 million.

Under the Repurchase Agreement, the Company has the right to accelerate the date of repurchase of all of the Purchased Securities at any date prior to June 13, 2016. In addition, upon the occurrence and continuance of an event of default under the Repurchase Agreement, the non-defaulting party has the right to accelerate, or in the case of the occurrence of an insolvency event, the non-defaulting party will be deemed to have accelerated, the repurchase obligation of the Company and the resale obligation of Bank of America under the Repurchase Agreement.

In connection with the Repurchase Agreement, the Company has entered into an agreement dated June 13, 2011 in favor of Bank of America and certain additional parties specified therein (the “IDTI Agreement”), which contains certain representations and various affirmative and negative covenants of the Company, including an obligation that each of the Company and IDT Cayman maintain adequate capital in light of its contemplated business operations and certain agreements by the Company intended to maintain the status of IDT Cayman as an entity distinct from the Company and its other subsidiaries, with separate assets and liabilities, as well as an indemnity by the Company.

The Company intends to use the net proceeds received from time to time from the sale of the Preferred Stock for general corporate purposes and to finance additional purchases of shares of the Company’s common stock pursuant to its previously announced share repurchase program.

The foregoing description of the Repurchase Agreement and the IDTI Agreement is a summary and is qualified in its entirety by reference to the full text of the agreements, which are filed as Exhibit 10.1 and Exhibit 10.2 hereto and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference in its entirety.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Master Purchase Agreement, dated June 13, 2011, by and between Integrated Device Technology, Inc. and Bank of America, N.A.

10.2	IDTI Agreement, dated June 13, 2011, by Integrated Device Technology, Inc. in favor of Bank of America, N.A. and certain additional parties specified therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 17, 2011

INTEGRATED DEVICE TECHNOLOGY, INC.

By:	/s/ RICHARD D. CROWLEY, JR.
Richard D. Crowley, Jr.
Vice President, Chief Financial Officer
(duly authorized officer)

EXHIBIT INDEX

Exhibit No.	Description

10.1	Master Purchase Agreement, dated June 13, 2011, by and between Integrated Device Technology, Inc. and Bank of America, N.A.

10.2	IDTI Agreement, dated June 13, 2011, by Integrated Device Technology, Inc. in favor of Bank of America, N.A. and certain additional parties specified therein.